SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)*

                           Newcastle Investment Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    65105M108
                                 (CUSIP Number)

                                October 10, 2002
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                               (Page 1 of 11 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65105M108                 13G                    Page 2 of 11 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                   Hunter Global Associates L.L.C.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               405,680
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               405,680
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               405,680
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.69%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                               OO
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65105M108                 13G                    Page 3 of 11 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors, L.P.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,211,400
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,211,400
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               1,211,400
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               5.05%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                               PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65105M108                 13G                    Page 4 of 11 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Duke Buchan III
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,211,400
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,211,400
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               1,211,400
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               5.05%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                               IN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65105M108                 13G                    Page 5 of 11 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund I L.P.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               371,280
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               371,280
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               371,280
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.55%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                               PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65105M108                 13G                   Page 6 of 11 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               34,400
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               34,400
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               34,400
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.14%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                               PN
_____________________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 65105M108                 13G                   Page 7 of 11 Pages


Item 1(a).    Name of Issuer:

              The name of the issuer is Newcastle Investment Corp. (the "Company").

Item 1(b).    Address of Issuer's Principal Executive Offices:

              The Company's principal executive offices are located at 1251 Avenue of the Americas, New York, NY 10020.

Item 2(a).    Name of Person Filing:

              This statement is filed by:
                   (i) Hunter Global Associates L.L.C., a Delaware limited liability company ("Associates") (CO) that is the general partner of Hunter Global Investors Fund I L.P. ("Fund I") and Hunter Global Investors Fund II L.P. ("Fund II"), with respect to the shares of Common Stock (defined in Item 2(d) below) beneficially owned by Fund I and Fund II, collectively.
                   (ii) Hunter Global Investors L.P., a Delaware limited partnership ("Investors") (PN) that is the investment manager of Fund I, Fund II and Hunter Global Investors Offshore Fund Ltd., a Cayman Islands exempted company (the "Offshore Fund"), with respect to the shares of Common Stock beneficially owned by Fund I, Fund II and the Offshore Fund, collectively.
                   (iii) Duke Buchan III ("Mr. Buchan") (IN), who is the
                         managing member of Associates and who controls Investors through its general partner, with respect to the shares of Common Stock beneficially owned by Fund I, Fund II and the Offshore Fund, collectively.
                   (iv) Fund I, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.
                   (v) Fund II, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.

                   The foregoing persons are hereinafter collectively
             referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate person.

Item 2(b).    Address of Principal Business Office or, if none, Residence

         The address of the business office of each of the Reporting Persons is 350 Park Avenue, 11th Floor, New York, New York 10022.

CUSIP No. 65105M108                 13G                   Page 8 of 11 Pages

Item 2(c).    Citizenship

         Fund I, Fund II and Investors are each limited partnerships organized under the laws of the State of Delaware. Associates is a limited liability company organized under the laws of the State of Delaware. Mr. Buchan is a United States citizen.

Item 2(d).    Title of Class of Securities

         Common Stock, $0.01 par value (the "Common Stock").

Item 2(e).    CUSIP Number

         65105M108

Item 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:  NOT APPLICABLE

          (a) [ ]   Broker or dealer registered under Section 15 of the
                    Act,
          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of
                    the Act,
          (d) [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act of 1940,
          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),
          (f) [ ]   Employee Benefit Plan or Endowment Fund in accordance
                    with 13d-1 (b)(1)(ii)(F),
          (g) [ ]   Parent Holding Company or control person in accordance
                    with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ]   Savings Association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act,
          (i) [ ]   Church Plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940,
          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

     The percentages used in this Item 4 are calculated based upon 23,988,520 shares of Common Stock issued and outstanding as of October 10, 2002, as reported on Bloomberg as of that date.

         A. Hunter Global Associates L.L.C., as general partner of Hunter Global Investors Fund I L.P. and Hunter Global Investors Fund II L.P.
             (a)   Amount beneficially owned: 405,680
             (b)   Percent of class: 1.69%

CUSIP No. 65105M108                 13G                   Page 9 of 11 Pages

             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 405,680
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 405,680

         B. Hunter Global Investors L.P., as investment manager of Hunter Global Investors Fund I L.P., Hunter Global Investors Fund II L.P. and Hunter Global Investors Offshore Fund Ltd.
             (a)   Amount beneficially owned: 1,211,400
             (b)   Percent of class: 5.05%
             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 1,211,400
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                          1,211,400

         C. Duke Buchan III, as senior managing member of Hunter Global Associates L.L.C., and as the sole member of the general partner of Hunter Global Investors L.P.
             (a)   Amount beneficially owned: 1,211,400
             (b)   Percent of class: 5.05%
             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 1,211,400
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition:
                          1,211,400

         D. Hunter Global Investors Fund I L.P.
             (a)   Amount beneficially owned: 371,280
             (b)   Percent of class: 1.55%
             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 371,280
                (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 371,280

         E. Hunter Global Investors Fund II L.P.
             (a)   Amount beneficially owned: 34,400
             (b)   Percent of class: 0.14%
             (c)  (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 34,400
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 34,400

CUSIP No. 65105M108                 13G                   Page 10 of 11 Pages

Item 5.  Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

              Mr Buchan, the senior managing member of Associates and the sole member of the general partner of Investors, has the power to direct the affairs of Associates, Investors, Fund I, Fund II and the Offshore Fund, including decisions with respect to the disposition of proceeds from the sale of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.  Identification and Classification of Members of the Group

              The identity of each member of the group is set forth above under Item 2(a) and Item 4.

Item 9.  Notice of Dissolution of Group

              Not applicable.

CUSIP No. 65105M108                 13G                   Page 11 of 11 Pages

Item 10. Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  October 18, 2002         HUNTER GLOBAL ASSOCIATES L.L.C.

                                By:  /s/ Duke Buchan III
                                     ----------------------------
                                     Duke Buchan III
                                     Senior Managing Member

                                HUNTER GLOBAL INVESTORS L.P.

                                By: Hunter Global Capital Management L.L.C.,
                                    its general partner

                                By:  /s/ Duke Buchan III
                                     ----------------------------
                                     Duke Buchan III
                                     Managing Member

                                DUKE BUCHAN III

                                /s/ Duke Buchan III
                                ---------------------------------


                                HUNTER GLOBAL INVESTORS FUND I L.P.

                                By: Hunter Global Associates L.L.C.,
                                    its general partner

                                By:  /s/ Duke Buchan III
                                     ----------------------------
                                     Duke Buchan III
                                     Senior Managing Member

                                HUNTER GLOBAL INVESTORS FUND II L.P.

                                By: Hunter Global Associates L.L.C.,
                                    its general partner

                                By:  /s/ Duke Buchan III
                                     ----------------------------
                                     Duke Buchan III
                                     Senior Managing Member